EXHIBIT 99.1

For Further Information Contact:

Bioject Medical Technologies Inc.

Tony Chow

President and CEO/Chief Financial Officer

503-692-8001 ext. 4132

BIOJECT REPORTS UNAUDITED YEAR-END AND FOURTH QUARTER 2014 FINANCIAL RESULTS

Tigard, OR – March 25, 2015 – Bioject Medical Technologies Inc. (OTC Pink: BJCT), a developer and manufacturer of needle-free injection therapy systems, today reported unaudited financial results for the year and quarter ended December 31, 2014. The financial results are unaudited and actual results may vary.

12 Months Ended December 31, 2014

•	Revenue for the twelve months ended December 31, 2014 was $1.8 million, compared to $1.5 million in 2013;

•	Operating expense for 2014 was $2.7 million, compared to $2.5 million in 2013;

•	Operating loss for 2014 was $907,000, compared, to $969,000 in 2013; and

•	Net loss allocable to common shareholders for 2014 was $1.1 million on 32.4 million shares outstanding, or $(0.04) per diluted share, compared to $1.1 million on 18.9 million shares outstanding, or $(0.06) per diluted share, in 2013.

Three Months Ended December 31, 2014

•	Revenue for the quarter ended December 31, 2014 was $513,000 compared to $384,000 in the quarter ended December 31, 2013;

•	Operating expense for the 2014 quarter was $763,000, compared to $116,000 in the 2013 quarter. The 2013 operating expense of $116,000 included the reversal of $497,000 of expense related to unclaimed inventory credits;

•	Operating loss for the 2014 quarter was $250,000, compared to an operating income of $268,000, in the 2013 quarter; and

•	Net loss allocable to common shareholders for the 2014 quarter was $305,000, or $(0.01) per diluted share, compared to a net income of $215,000, or $0.00 per diluted share, in the 2013 quarter.

Bioject Medical Technologies Inc., based in Tigard, Oregon, USA, is a developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

Readers and potential investors are cautioned that an investment in the Company’s securities involves an EXTREMELY high degree of risk. Such risks include, without limitation: the risk that audited financial results may differ materially from the unaudited results reported in this press release; the risk that the Company may be unable to continue operations and may file bankruptcy; the risk that additional capital may not be available on acceptable terms, if at all; the risk that the Company’s products will not be accepted by the market; the risk that the Company will be unable to successfully develop and negotiate new strategic relationships; the risk that the international distributor agreements will not be successful; uncertainties related to the time required for the Company to complete research and development and obtain necessary clinical data and government clearances; the risk that the Company may not receive orders, whether anticipated or unanticipated; the risk that the Company’s supply chain management process may not improve the Company’s cash position or cash flows; and the risk that the Company may be unable to comply with the extensive government regulations applicable to the business.

Bioject (OTC Pink: BJCT) trades on the OTC Pink tier of the OTC market. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com.

For more information about Bioject, visit www.bioject.com

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Statements of Operations Data (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
RESULTS OF OPERATIONS:

Revenue and Expense:
Net sales	$513	$384	$1,825	$1,530
Operating expenses	763	116	2,732	2,499

Operating income (loss)	(250)	268	(907)	(969)
Other expense, net	(55)	(22)	(190)	(41)

Net (income) loss	(305)	246	(1,097)	(1,010)
Preferred stock dividend	—	(31)	(44)	(123)

Net income (loss) allocable to common shareholders	$(305)	$215	$(1,141)	$(1,133)

Basic net income (loss) per common share allocable to common shareholders	$(0.01)	$0.01	$(0.04)	$(0.06)

Shares used in basic per share calculations	38,990,972	18,908,594	32,388,546	18,908,594

Diluted net income (loss) per common share allocable to common shareholders	$(0.01)	$0.00	$(0.04)	$(0.06)

Shares used in diluted per share calculations	38,990,972	67,518,612	32,388,546	18,908,594

Bioject Medical Technologies Inc.

Selected Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets	$2,026	$357
Property and equipment, net	71	78
Other assets, net	1,367	1,427

Total assets	$3,464	$1,862

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$1,511	$1,658
Long term liabilities	3,145	1,414
Shareholders’ equity (deficit):
Preferred stock	2,416	10,740
Common stock	124,603	115,120
Accumulated deficit	(128,211)	(127,070)

Total shareholders’ deficit	(1,192)	(1,210)

Total liabilities and shareholders’ deficit	$3,464	$1,862

4